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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

            THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") executed this 23rd day of June, 2004, to be effective as of January 1, 2004, is made and entered into by and between HOME INTERIORS & GIFTS, INC., a Texas corporation (together with its successors and assigns permitted hereunder, the "Company"), and MICHAEL D. LOHNER (the "Executive").

            WHEREAS, the Executive is currently employed by the Company as President and Chief Operating Officer pursuant to an Employment Agreement, dated as of May 24, 2000, between the Company and the Executive as most recently amended and restated as of July 30, 2001 (as so amended, the "Prior Employment Agreement");

            WHEREAS, the Company's Board of Directors (the "Board") recently elected the Executive to serve as President and Chief Executive Officer of the Company reporting directly to the Board;

            WHEREAS, the Company now desires to continue to employ the Executive as President and Chief Executive Officer, and the Executive desires to continue to be employed by the Company in said capacity;

            WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements as to said employment;

            WHEREAS, this Agreement supersedes the Prior Employment Agreement in its entirety; and

            WHEREAS, the parties hereto deem it desirable and in the best interests of the Company and its shareholders for the Company to continue to employ the Executive as President and Chief Executive Officer on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. EMPLOYMENT PERIOD. Subject to Section 3 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date of this Agreement and continuing until December 31, 2006; provided, however, that such Employment Period shall be extended for successive terms of one (1) year each unless either party advises the other, at least one hundred twenty (120) days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement (the "Employment Period").

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      2. TERMS OF EMPLOYMENT.

            (a) Position and Duties. During the Employment Period, the Executive
(i) shall serve as and perform the functions of President and Chief Executive Officer of the Company, subject to the direction and control of the Board; (ii) shall report directly to the Board; and (iii) shall devote his full business time during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for: (A) time spent in managing his personal, financial, and legal affairs, delivering lectures or fulfilling speaking engagements and serving on corporate, civic, or charitable boards or committees, in each case, only to the extent not significantly interfering with the performance of such responsibilities; and (B) a vacation to which the Executive is entitled. The continuing service by the Executive on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date of this Agreement, and the Executive's service on any other boards or committees of which the Board has been notified in writing by the Executive and the Board has not objected in writing within thirty (30) days after receipt of such notice, shall not be deemed to interfere with the performance of the Executive's services to the Company; provided that the Executive's time commitment or participation in respect of such continuing service does not materially increase after the date hereof or after the expiration of such thirty (30) day period, as applicable, and does not otherwise interfere significantly with the Executive's duties hereunder.

            (b) Compensation.

                  (i) Base Salary. During the Employment Period, the Executive shall receive a minimum annual salary (pro rata for any partial year) equal to Nine Hundred Thousand Dollars ($900,000) (the "Base Salary"), which Base Salary shall be payable in equal monthly installments and shall be subject to appropriate increase, as determined by the sole discretion of the Board; provided that the first such payment shall include an additional lump sum payment in an amount sufficient to make up the difference between the Executive's new Base Salary and the Executive's old base salary between January 1, 2004 (i.e., the effective date) and the date this Agreement is executed.

                  (ii) Key Employee Annual Bonus Plan. The Executive shall be eligible to receive an annual bonus pursuant to the Company's Key Employee Bonus Plan applicable to executives of the Company (the "Annual Bonus") for each of the Company's fiscal years during the Employment Period. The amount of the Annual Bonus payable to Executive for each fiscal year ended during the Employment Period (i) shall equal an amount up to the percentage of the Executive's Base Salary set forth on Schedule 1 hereto and (ii) will be determined based upon the targeted earnings before interest, income taxes, depreciation and amortization ("EBITDA") calculated in a manner consistent with the manner in which EBITDA is calculated under the Company's Key Employee Bonus Plan for fiscal year 2004 as set forth on Schedule 1 and upon targeted EBITDA for subsequent fiscal years during the Employment Period as approved by the Board of Directors (or a committee thereof) in good faith at the beginning of any such subsequent fiscal year. Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery of audited financial statements of the Company to the Board for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded,

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unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (iii) Stock Options. The Company shall grant stock options to the Executive under the Company's 1998 Stock Option Plan exercisable for an aggregate of 300,000 shares of the Company's common stock at a purchase price of $19.42 per share (the "Stock Options"). The Stock Options shall be evidenced by a separate option agreement (the "Option Agreement") and shall vest in five (5) equal installments over five (5) years, shall become fully vested upon the occurrence of a Change of Control (as defined in the Company's 1998 Stock Option
Plan) and shall otherwise become exercisable in the manner and at the times provided in the Option Agreement. The Option Agreement shall include terms identical in all respects to the terms of the other stock options previously granted to the Executive by the Company under the Company's 1998 Stock Option Plan.

                  (iv) Incentive, Savings, Retirement and Option Plans. During the term of the Executive's employment, the Executive shall be entitled to participate in all stock options, incentive, savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company ("Investment Plans") as determined by and at the discretion of the Board.

                  (v) Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. In addition, during the term of the Executive's employment, the Company shall pay all medical, dental and vision insurance costs for the Executive and the Executive's family, including all premiums and co-payments.

                  (vi) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement in accordance with the policies, practices and procedures of the Company for all reasonable employment and business expenses (including but not limited to reasonable travel and entertainment expenses) incurred by the Executive in the business interests of the Company.

                  (vii) Vacation and Holidays. During the term of the Executive's employment, the Executive shall be entitled annually to paid vacation of four (4) weeks per year and paid holidays in accordance with the plans, policies, programs and practices of the Company for its employees which includes six (6) national holidays and two (2) additional vacation days at Christmas.

                  (viii) Vehicle Allowance. During the term of the Executive's employment, the Company shall lease a vehicle for the Executive with such monthly lease, fuel, maintenance and insurance costs as are reasonable and customary for other similarly situated executives of the Company. Upon termination of the Executive's employment for any reason,

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the Company shall transfer to the Executive, free and clear, the title to the vehicle then being leased for use by the Executive by the Company.

                  (ix) Physical Exam. During the term of the Executive's employment, the Company shall reimburse the Executive for all costs associated with the Executive's physical exam at the Cooper Clinic or a similar facility; provided, that the Executive shall only be reimbursed for the costs of one such exam during each calendar year.

                  (x) Supplemental Insurance. The Company shall procure supplemental life, accidental death and dismemberment insurance in the amount of $1,000,000 for the Executive; provided, however, that the Company shall only pay annual premiums on such policies for so long as the Executive is employed by the Company.

                  (xi) Other Benefits. During the term of the Executive's employment, the Executive shall be entitled to receive (in addition to the benefits described above) other perquisites and benefits applicable to other members of the senior executive management team in effect from time to time and in accordance with the policies, practices and procedures of the Company, including without limitation:

                  A. Country club or golf club membership selected by the Executive (initiation fee, dues), which membership will be purchased by the Company in the name of and for the benefit of the Company; provided that (1) the Executive shall be entitled to enjoy the benefits of such membership for the term of his employment; (2) the initiation fee payable by the Company for such membership shall not exceed $100,000, and any initiation fee in excess of $100,000 shall be payable by the Executive, and (3) at any time during the Employment Period and continuing for a period of 30 days beyond the Executive's termination of employment with the Company for any reason, the Executive shall have the right to purchase from the Company the foregoing country club or golf club membership for cash in an amount equal to the initiation fees paid by the Company to purchase such membership;

                  B. Annual financial planning allowance not to exceed $5,000 for each fiscal year during the term of his employment;

                  C. Access to the Company plane for personal or family travel no more than once per calendar month during the term of his employment; provided that the Company shall account for the expenses of such trips as taxable income to the Executive to be reported on Form W-9 with the Internal Revenue Service, and the Executive shall be responsible for paying all applicable income taxes thereon; and

                  D.    Young Presidents' Organization expenses.

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      3. TERMINATION OF EMPLOYMENT.

            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), the Company shall give to the Executive no less than fifteen (15) days written notice in accordance with
Section 12(b) hereof of its intention to terminate the Executive's employment based upon Disability, and in the event the Executive shall within such fifteen
(15) day period become able to perform his duties and obligations under this Agreement, then the Executive's employment shall not be terminated. In such event, the Executive's employment with the Company shall terminate effective on the receipt of such notice by the Executive (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties and obligations hereunder for a period of six
(6) consecutive months, or for a total of six (6) months in any twelve (12) month period, by reason of physical or mental illness, injury or incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (b) Termination by the Company. The Company may terminate the Executive's employment during the Employment Period either with or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of Disability) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, as reasonably determined by the Board, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by a majority of the disinterested members of the Board (neither the Executive nor members of his family being deemed disinterested for this purpose), (iii) a material breach by the Executive of Section 6 or Section 9 hereof, (iv) the conviction of the Executive of any felony unless the Board reasonably determines that the Executive's conviction of such felony does not materially affect the Executive's business reputation or significantly impair the Executive's ability to carry out his duties under this Agreement (provided that the Board shall have no obligation to make such determination), or (v) the failure of the Executive to carry out, or comply with, in any material respect any directive of the Board (as reflected in a Board resolution), which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure.

            (c) Voluntary Termination by the Executive. Notwithstanding anything in this Agreement to the contrary, the Executive's employment may be terminated during the Employment Period by the Executive for any reason or no reason; provided that any termination by the Executive pursuant to Section 3(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 3(c).

            (d) Termination for Good Reason. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) any reduction or alteration, approved by the Board without the Executive's written consent, in the Executive's title, duties or responsibilities, the Executive's Base Salary and/or target annual bonus opportunity other than under a circumstance that constitutes Cause and for purposes of this Section 3(d) only, the vehicle allowance and supplemental insurance provided to the Executive under Sections 3(b)(ix) and (xi), respectively; provided, that any such reduction or alteration in the Executive's title, duties or responsibilities without the Executive's consent during the thirty-

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day (30) cure period applicable to subparagraph (v) of Section 3(b) shall not constitute Good Reason; provided, further, that any cure by the Executive during such thirty-day (30) period shall entitle the Executive to reinstatement of his title, duties and responsibilities and (ii) a change, without the Executive's written consent, of more than twenty-five (25) miles in the office or location where the Executive is based. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within thirty (30) days after receipt from the Executive of the Notice of Termination (as defined in Section 3(e)).

            (e) Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) hereof.

            (f) Date of Termination. "Date of Termination" means (i) the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e) hereof, as the case may be, and (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

      4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a) Termination by the Company without Cause or Termination by the Executive for Good Reason. If the Company terminates the Executive other than for Cause, or other than in connection with death or Disability as covered by
Section 4(b) below, or fails to renew this Agreement beyond the initial term ending December 31, 2006 or any extension term, or if the Executive terminates his employment for Good Reason, the Company shall: (i) pay to the Executive all Accrued Benefits in a lump sum in cash within ten (10) days after the Date of Termination, (ii) pay to the Executive a severance payment equal to two (2) times the average of the Executive's earnings from the Company as reported by the Company on Form W-2 with the Internal Revenue Service for the three (3) taxable years immediately preceding the Date of Termination, payable in a lump sum in cash within ten (10) days after the Date of Termination, (iii) pay to the Executive any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the Date of Termination, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii) ("Accrued Bonus"), and (iv) for a period of twelve
(12) months from the Date of Termination, pay all medical, dental and vision insurance costs for the Executive and the Executive's family, including all premiums and co-payments. For purposes of this Agreement, "Accrued Benefits" shall mean (i) all Base Salary earned or accrued through the Date of Termination to the extent not theretofore paid, (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable expenses incurred by the Executive in accordance with Section 2(b)(vi) hereof through the date the Executive's employment is terminated, and (iii) all other payments and benefits to which the Executive or the Executive's family or other beneficiaries may be entitled under the terms of any applicable compensation arrangement, benefit plan, program or policy of the Company, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any earned and accrued, but unused vacation pay, in each case through the Date of Termination.

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            (b) Disability or Death. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall pay to his legal representatives (i) all Accrued Benefits in a lump sum in cash within ten (10) days after the Date of Termination; (ii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii);
and (iii) an amount equal to the Executive's Annual Base Salary, payable in accordance with the Company's regular pay schedule, for twelve (12) months from the date of the Executive's Disability. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay to his legal representatives (i) all Accrued Benefits in a lump sum in cash within ten (10) days after the Date of Termination; and (ii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii).
The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement as a result of the Executive's death or Disability.

            (c) Cause. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive other than for Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Benefits, and Accrued Bonus (which shall be payable at such time as the Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii)).

            (d) Change of Control. If, following the occurrence of a Change of Control (or following the execution of a definitive agreement that, upon consummation, would result in a Change of Control), if the Company terminates the Executive other than for Cause, or other than in connection with death or Disability as covered by Section 4(b) above, or fails to renew this Agreement beyond the initial term ending December 31, 2006 or any extension term, or if the Executive terminates his employment for Good Reason, the Company shall: (i) pay to the Executive all Accrued Benefits in a lump sum in cash within ten (10) days after the Date of Termination, (ii) pay to the Executive a severance payment equal to 2.99 times the average of the Executive's earnings from the Company as reported by the Company on Form W-2 with the Internal Revenue Service for the three (3) taxable years immediately preceding the Date of Termination, payable in a lump sum in cash within ten (10) days after the Date of Termination, (iii) pay to the Executive any Accrued Bonus, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii), and (iv) for a period of twelve (12) months from the Date of Termination, pay all medical, dental and vision insurance costs for the Executive and the Executive's family, including all premiums and co-payments.

            For purposes of this Section 4(d):

                  "Affiliate" shall mean, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person;

                  "Change of Control" shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company to any Person or

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      Group, other than one or more members of the HMC Group, (ii) a majority of the Board shall consist of Persons who are not Continuing Directors; or
      (iii) the acquisition by any Person or Group other than one or more members of the HMC Group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company;

                  "Continuing Director" shall mean, as of the date of determination, any Person who (i) was a member of the Board on the date of adoption of the Company's 2002 Stock Option Plan for Key Employees, (ii) was nominated for election or elected to the Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (iii) is a member of the HMC Group;

                  "Group" shall have the meaning given such term in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations and interpretations thereunder;

                  "HMC Group" shall mean Hicks, Muse, Tate & Furst Incorporated, its Affiliates, and their respective employees, officers, partners and directors (and members of their respective families and trusts for the primary benefit of such family members); and

                  "Person" shall mean any individual, firm, company, corporation, partnership, trust, or other entity.

            (e) Parachute Payment Adjustments.

                  (i) Any other provision of this Agreement to the contrary notwithstanding, if the total sum of (A) the payments and benefits to be paid or provided to (or with respect to) the Executive under this Agreement which are considered to be "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (B) any other payments and benefits which are considered to be "parachute payments," as so defined, to be paid or provided to (or with respect to) the Executive by the Company, by a person acquiring ownership or effective control of the Company or a substantial portion of the Company's assets, or by a member of the Company's affiliated group (within the meaning of Section 280G(d)(5) of the Code) (the "Total Amount") exceeds the amount the Executive can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code, then the payments and benefits to be paid or provided to the Executive that are included in the Total Amount shall be reduced to the greater of zero or the highest amount which will not result in the Executive having to pay excise tax with respect to any such payments and benefits under Section 4999 of the Code (the "Reduced Amount"); provided, however, that if the Reduced Amount, minus any and all applicable federal, state and local taxes thereon (including but not limited to income and employment taxes imposed by the Code), is less than the Total Amount, minus any and all applicable federal, state and local taxes (including but not limited to income and employment taxes imposed by the Code and excise taxes applicable to such payments and benefits under Section 4999 of the Code), then the reduction of the payments and benefits to be paid or

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provided to the Executive provided for in the preceding provisions of this
Section 4(e) shall not apply.

                  (ii) All determinations and calculations required to be made under this Section 4(e) (including the valuation of any noncompete restrictions imposed upon the Executive following a Change of Control) shall be made by an independent accounting firm mutually acceptable to the Executive and the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within ten (10) business days of the date of the Change of Control (and again within ten (10) business days of the date of the Executive's termination of employment if it occurs more than ten (10) business days after the Change of Control) or such earlier time as is requested by the Company. In the event that the Accounting Firm shall determine that a reduction in the Executive's "parachute payments" shall be made under Section 4(e)(i), the reduction shall be made first from cash payments and benefits due under this Agreement and then from such other "parachute payments" as shall be determined by the Company. Within five (5) business days after the determination by the Accounting Firm the Company shall pay to or distribute to or for the Executive's benefit such amounts as are then due under the terms of this Agreement, and thereafter the Company shall promptly pay to or distribute to or for the Executive's benefit in the future such amounts as become due under this Agreement or such other arrangements, plans and agreements providing for "parachute payments". All fees and expenses of the Accounting Firm shall be borne solely by the Company.

                  (iii) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination of the Accounting Firm, it is possible that payments and benefits will be made by the Company which should not have been made (an "Overpayment"). In the event that the Internal Revenue Service asserts against the Company or the Executive a deficiency which the Accounting Firm determines has a high probability of success, then such Overpayment shall be treated as a loan to the Executive which the Executive shall promptly repay to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

      5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under
Section 4 hereof arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, or 9 hereof or criminal misconduct and further provided the Executive shall be entitled to seek damages for any violation by Company of applicable statutory employment law or for slander or libel.

      6. CONFIDENTIAL INFORMATION.

            (a) The Executive acknowledges that the Company and its affiliates have trade, business, and financial secrets and other confidential and proprietary information including but not limited to sales and marketing and product information and strategy, identity of suppliers, displayers (collectively, the "Confidential Information"). As defined herein, Confidential

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Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and
(ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the sole cost and expense of Company.

            (b) The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

            (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

      7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Executive's possession, custody or control.

      8. SUCCESSORS.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any successor of Company to expressly assume to perform this Agreement in writing shall, at the election of the Executive, be deemed to be termination of this Agreement pursuant to Section 4(d) hereof, entitling the Executive to the benefits specified therein. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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      9. NON-COMPETITION AND NON-SOLICITATION.

            (a) The term of Non-Competition and Non-Solicitation (herein so called) shall be for a term beginning on the date hereof and continuing until the first anniversary of the Date of Termination of this Agreement, by either the Company or the Executive for any reason.

            (b) During the term of Non-Competition and Non-Solicitation, the Executive will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in his capacity whatsoever, (i) engage in any business that competes with the Company, either by selling similar products in the continental United States and Mexico or by utilizing a direct sales or multi-level marketing sales format to sell consumer products in the continental United States (a "Competing Business"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee or Independent Contractor Displayers of the Company, or (iii) divert or take away any customers, including Independent Contractors, or suppliers of the Company in the continental United States. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent (5%) of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding clause. As used in this Section 9(b) (and in Section 6 hereof), "Company" shall include the Company and any of its subsidiaries.

            (c) During the term of Non-Competition and Non-Solicitation, the Executive will not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

            (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

      10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which employees of the Company are eligible to participate.

      11. LEGAL FEES AND EXPENSES. The Company shall pay or cause to be paid any and all reasonable attorneys' fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement promptly following the receipt of an invoice therefore (together with reasonable supporting documentation) from the Executive.

      12. MISCELLANEOUS.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:   Michael D. Lohner
                             1803 Lantana Court
                             Southlake, Texas 76092

      If to the Company:     Home Interiors & Gifts, Inc.
                             Attn: Legal Department
                             1649 Frankford Road West
                             Carrollton, Texas 75007

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Company may not withhold any sums under any circumstances from any amounts payable under this Agreement as Accrued Benefits or Accrued Bonuses to the Executive beyond the date due.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

            (g) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof. This Agreement supersedes the Prior Employment Agreement in its entirety, which is hereby terminated as of the date hereof; provided that any obligations of the Company in respect of any accrued and unpaid amounts owing thereunder, including but not limited to the payment of any Accrued Bonus, shall survive such termination.

            (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

            (i) Sections 6 and 9 of this Agreement shall survive the termination of this Agreement.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                          EXECUTIVE:

                                          /s/ Michael D. Lohner
                                          --------------------------------------
                                          Michael D. Lohner

                                          COMPANY:

                                          HOME INTERIORS & GIFTS, INC.

                                          By: /s/ Kenneth J. Cichocki
                                              ----------------------------------
                                          Name: Kenneth J. Cichocki
                                          Title: Sr. Vice President and CFO

                SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

                                                                      Schedule 1

MIKE LOHNER 2004 BONUS PLAN

BASE SALARY             $ 900,000

                                                                                                           2004           2004
                  Performance                         Target                          Annual              EBITDA         Bonus
  % of Plan       Bonus Factor                     Bonus Factor                    Bonus Factor           Target        Targets
 ----------       ------------                     ------------                    ------------          -------       ---------
  Below 88%          None               x               None             =            None
        88%           40.00%            x               100%             =            40.00%             $  96.80        360,000
        89%           45.00%            x               100%             =            45.00%                97.90        405,000
        90%           50.00%            x               100%             =            50.00%                99.00        450,000
        91%           55.00%            x               100%             =            55.00%               100.10        495,000
        92%           60.00%            x               100%             =            60.00%               101.20        540,000
        93%           65.00%            x               100%             =            65.00%               102.30        585,000
        94%           70.00%            x               100%             =            70.00%               103.40        630,000
        95%           75.00%            x               100%             =            75.00%               104.50        675,000
        96%           80.00%            x               100%             =            80.00%               105.60        720,000
        97%           85.00%            x               100%             =            85.00%               106.70        765,000
        98%           90.00%            x               100%             =            90.00%               107.80        810,000
        99%           95.00%            x               100%             =            95.00%               108.90        855,000
       100%          100.00%            x               100%             =           100.00%               110.00        900,000
       101%          101.25%            x               100%             =           101.25%               111.10        911,250
       102%          102.50%            x               100%             =           102.50%               112.20        922,500
       103%          103.75%            x               100%             =           103.75%               113.30        933,750
       104%          105.00%            x               100%             =           105.00%               114.40        945,000
       105%          106.25%            x               100%             =           106.25%               115.50        956,250
       106%          107.50%            x               100%             =           107.50%               116.60        967,500
       107%          108.75%            x               100%             =           108.75%               117.70        978,750
       108%          110.00%            x               100%             =           110.00%               118.80        990,000
       109%          111.25%            x               100%             =           111.25%               119.90      1,001,250
       110%          112.50%            x               100%             =           112.50%               121.00      1,012,500
       111%          113.75%            x               100%             =           113.75%               122.10      1,023,750
       112%          115.00%            x               100%             =           115.00%               123.20      1,035,000
       113%          116.25%            x               100%             =           116.25%               124.30      1,046,250
       114%          117.50%            x               100%             =           117.50%               125.40      1,057,500
       115%          118.75%            x               100%             =           118.75%               126.50      1,068,750
       116%          120.00%            x               100%             =           120.00%               127.60      1,080,000
       117%          121.25%            x               100%             =           121.25%               128.70      1,091,250
       118%          122.50%            x               100%             =           122.50%               129.80      1,102,500
       119%          123.75%            x               100%             =           123.75%               130.90      1,113,750
120% and above       125.00%            x               100%             =           125.00%               132.00      1,125,000